EXHIBIT 99.1

Contact:  Peg Lupton
Ethan Allen
(203) 743-8234

Ethan Allen Comments on Sales for the Quarter Ended June 30, 2005 in
Anticipation of Ethan Allen Retail Convention

Danbury, CT: July 13, 2005 — Over 700 people from Ethan Allen’s retail and operations network will be convening at Ethan Allen’s headquarters from July 19th to 22nd to participate in business seminars, review marketing initiatives, and preview the introduction of a new formal lifestyle collection that will be rolling out to the retail store network this Fall.

In anticipation of being asked to comment on current business trends, Chairman and CEO, Farooq Kathwari, said, “We are very pleased that positive sales trends have continued throughout the month of June. For the quarter ended June 30, our consolidated delivered sales were $242.3 million. As compared to the prior year quarter, total written sales for Company-owned stores were up 8.6% with comparable stores up 5.8%. The incoming orders at wholesale were up 4.1%. The positive written sales trend reflects our marketing initiatives, including focus on providing decorating solutions, larger investment in advertising and additions to the professional staffing in our stores.”

Ethan Allen will release earnings for the quarter and fiscal year ended June 30, 2005 before the market opens on July 28, 2005. The live web cast and replay of the 11:00 am conference call will be available at http://www.ethanallen.com/investors. In addition, Ethan Allen will host a conference for Institutional Investors on September 13, 2005. That conference will also be available by web cast.

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 126 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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